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                     March 1, 2023

       Thomas Bushey
       Chief Executive Officer
       Newbury Street Acquisition Corp
       121 High Street, Floor 3
       Boston, MA 02110

                                                        Re: Newbury Street
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 21,
2023
                                                            File No. 001-40251

       Dear Thomas Bushey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Christina C. Russo,
Esq.